Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Record Quarterly Sales of $8.1 Billion and Earnings of $1.91 per Share

Second-Quarter Highlights:

—                              Organic local-currency sales growth of 4.8 percent

—                              Earnings of $1.91 per share, up 11.7 percent

—                              Operating income margins of 22.8 percent, up 0.8 percentage points year-on-year

—                              Free cash flow conversion of 103 percent

—                              Returned $2.0 billion to shareholders via dividends and gross share repurchases

—                              Announced (July 16) acquisition of remaining 25 percent of Sumitomo 3M subsidiary for 90 billion Japanese Yen (approximately $885 million)

ST. PAUL, Minn. — July 24, 2014 - 3M (NYSE: MMM) today reported second-quarter earnings of $1.91 per share, an increase of 11.7 percent versus the second quarter of 2013. Sales grew 4.9 percent year-on-year to $8.1 billion. Organic local-currency sales grew 4.8 percent, acquisitions added 0.1 percent to sales and currency impacts were flat year-on-year.

Second-quarter operating income was $1.9 billion and operating income margins were 22.8 percent. Net income was $1.3 billion and the company converted 103 percent of net income to free cash flow in the quarter.

3M paid $556 million in cash dividends to shareholders and repurchased $1.4 billion of its own shares during the quarter.

Organic local-currency sales growth was 6.4 percent in Electronics and Energy, 5.1 percent in Health Care, 4.7 percent in Industrial, 4.7 percent in Safety and Graphics and 4.2 percent in Consumer. On a geographic basis, organic local-currency sales grew 6.6 percent in Asia Pacific, 4.8 percent in EMEA (Europe, Middle East and Africa), 4.5 percent in the U.S. and 2.7 percent in Latin America/Canada.

“Our businesses continued to execute very well in the second quarter,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “Organic sales growth was again positive across all businesses and geographic regions which helped drive double-digit growth in earnings per share. Strong productivity fueled increased growth investments, and operating margins increased year-on-year to nearly 23 percent.”

Thulin continued, “In addition to a strong operating performance, we are also deploying capital more aggressively to both improve the business and to enhance shareholder returns. On July 16, we announced the acquisition of the remaining 25 percent of our Sumitomo 3M subsidiary in Japan for a purchase price of $885 million.  And during the second quarter we paid $2.0 billion to shareholders via a combination of cash dividends and gross share repurchases. My thanks to the 3M team for the results thus far in 2014.”

3M also confirmed its 2014 full-year performance expectations. The company continues to expect earnings of $7.30 to $7.55 per share and organic local-currency sales growth of 3 to 6 percent. Foreign currency impacts are expected to reduce sales by approximately 1 percent for the year. 3M also expects full-year free cash flow conversion to be in the range of 90 to 100 percent.

Second-Quarter Business Group Discussion

Industrial

•                  Sales of $2.8 billion, up 4.9 percent in U.S. dollars. Organic local-currency sales increased 4.7 percent and foreign currency translation increased sales by 0.2 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by 3M purification, automotive OEM, aerospace and commercial transportation, abrasives, and industrial adhesives and tapes.

•                  Positive sales growth in Asia Pacific, the U.S. and EMEA, while Latin America/Canada was down slightly.

•                  Operating income was $617 million, up 2.4 percent year-on-year; operating margin of 21.9 percent.

Safety and Graphics

•                  Sales of $1.5 billion, up 4.1 percent in U.S. dollars. Organic local-currency sales increased 4.7 percent and foreign currency translation reduced sales by 0.6 percent.

•                  On an organic local-currency basis:

•                  Sales growth was strongest in the personal safety and commercial solutions businesses; sales declined in roofing granules.

•                  Sales increased in all regions, with the largest increases in EMEA and the U.S.

•                  Operating income was $353 million, an increase of 7.4 percent year-on-year; operating margin of 23.6 percent.

Electronics and Energy

•                  Sales of $1.4 billion, up 6.2 percent in U.S. dollars. Organic local-currency sales increased 6.4 percent and foreign currency translation reduced sales by 0.2 percent.

•                  On an organic local-currency basis:

•                  Sales in electronics-related businesses rose 11 percent year-on-year, while energy-related businesses grew 1 percent.

•                  Positive sales growth in Latin America/Canada, Asia Pacific and EMEA, while the U.S. was flat.

•                  Operating income was $293 million, up 23.4 percent year-on-year; operating margin of 20.6 percent.

Health Care

•                  Sales of $1.4 billion, up 5.9 percent in U.S. dollars. Organic local-currency sales increased 5.1 percent, acquisitions (Treo Solutions) added 0.4 percent to sales and foreign currency translation increased sales by 0.4 percent.

•                  On an organic local-currency basis:

•                  Sales grew across the portfolio, with the strongest growth in health information systems, critical and chronic care, and infection prevention.

•                  Sales rose in all geographies, with the largest growth in Latin America/Canada, Asia Pacific and the U.S.

•                  Operating income was $434 million, an increase of 4.1 percent; operating margin of 30.7 percent.

Consumer

•                  Sales of $1.1 billion, up 3.7 percent in U.S. dollars. Organic local-currency sales increased 4.2 percent, divestitures reduced sales by 0.2 percent and foreign currency translation reduced sales by 0.3 percent.

•                  On an organic local-currency basis:

•                  Sales growth led by DIY, consumer health care and home care.

•                  Positive sales growth in Asia Pacific, the U.S. and EMEA, while Latin America/Canada was down slightly.

•                  Operating income was $241 million, up 2.3 percent year-on-year; operating margin of 21.1 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investor.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21682153).

The telephone replay will be available until 10:30 a.m. CDT on July 29, 2014.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond 3M’s control, including natural and other disasters affecting the operations of 3M or its customers and suppliers; (2) 3M’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to 3M’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in 3M’s Annual Report on Form 10-K for the year ended December 31, 2013, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. 3M assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Six-months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$8,134	$7,752	$15,965	$15,386

Operating expenses
Cost of sales	4,184	4,013	8,215	7,982
Selling, general and administrative expenses	1,646	1,610	3,278	3,199
Research, development and related expenses	448	427	900	857

Total operating expenses	6,278	6,050	12,393	12,038

Operating income	1,856	1,702	3,572	3,348

Interest expense and income
Interest expense	45	41	82	80
Interest income	(9)	(10)	(18)	(20)

Total interest expense — net	36	31	64	60

Income before income taxes	1,820	1,671	3,508	3,288

Provision for income taxes	537	458	1,000	928

Net income including noncontrolling interest	$1,283	$1,213	$2,508	$2,360

Less: Net income attributable to noncontrolling interest	16	16	34	34

Net income attributable to 3M	$1,267	$1,197	$2,474	$2,326

Weighted average 3M common shares outstanding — basic	652.0	688.2	656.7	689.6
Earnings per share attributable to 3M common shareholders — basic	$1.94	$1.74	$3.77	$3.37

Weighted average 3M common shares outstanding — diluted	664.6	699.1	669.6	700.6
Earnings per share attributable to 3M common shareholders — diluted	$1.91	$1.71	$3.70	$3.32

Cash dividends paid per 3M common share	$0.855	$0.635	$1.71	$1.27

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Jun. 30,	Dec. 31,	Jun. 30,
	2014	2013	2013
ASSETS
Current assets
Cash and cash equivalents	$2,125	$2,581	$2,942
Marketable securities — current	884	756	1,310
Accounts receivable — net	4,759	4,253	4,542
Inventories	4,093	3,864	3,919
Other current assets	1,332	1,279	1,270
Total current assets	13,193	12,733	13,983
Marketable securities — non-current	1,204	1,453	1,542
Investments	113	122	154
Property, plant and equipment — net	8,685	8,652	8,329
Goodwill and intangible assets — net	9,025	9,033	9,017
Prepaid pension benefits (b)	672	577	22
Other assets (b)	1,078	980	1,083
Total assets	$33,970	$33,550	$34,130

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$1,650	$1,683	$1,062
Accounts payable	1,844	1,799	1,920
Accrued payroll	656	708	589
Accrued income taxes	478	417	460
Other current liabilities (a)	2,412	2,891	2,304
Total current liabilities	7,040	7,498	6,335
Long-term debt	5,323	4,326	4,884
Pension and postretirement benefits (b)	1,829	1,794	2,909
Other liabilities	1,932	1,984	1,683
Total liabilities	$16,124	$15,602	$15,811

Total equity (a)(b)	$17,846	$17,948	$18,319
Shares outstanding
June 30, 2014: 647,969,147 shares
December 31, 2013: 663,296,239 shares
June 30, 2013: 683,468,043 shares
Total liabilities and equity	$33,970	$33,550	$34,130

(a)         3M has historically declared and paid dividends in the same quarter. In December 2013, 3M’s Board of Directors declared a first-quarter 2014 dividend of $0.855 per share (payable in March 2014). This reduced 3M’s stockholders equity and increased other current liabilities as of December 31, 2013, by approximately $0.6 billion.

(b)         The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet amounts. In the fourth quarter of 2013, these required annual measurements increased stockholders’ equity by $0.9 billion, decreased pension and postretirement benefits’ long-term liabilities by $0.8 billion, increased prepaid pension benefits’ assets by $0.5 billion, and decreased deferred taxes within other assets by $0.4 billion. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet amounts.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six-months ended
	June 30,
	2014	2013
NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,732	$2,673

Cash flows from investing activities:
Purchases of property, plant and equipment	(634)	(718)
Acquisitions, net of cash acquired	(94)	—
Purchases and proceeds from sale or maturities of marketable securities and investments — net	133	(52)
Other investing activities	16	30

NET CASH USED IN INVESTING ACTIVITIES	(579)	(740)

Cash flows from financing activities:
Change in debt	1,021	(13)
Purchases of treasury stock	(3,134)	(1,995)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	585	1,103
Dividends paid to shareholders	(1,122)	(876)
Other financing activities	66	54

NET CASH USED IN FINANCING ACTIVITIES	(2,584)	(1,727)

Effect of exchange rate changes on cash and cash equivalents	(25)	(147)

Net increase (decrease) in cash and cash equivalents	(456)	59
Cash and cash equivalents at beginning of year	2,581	2,883

Cash and cash equivalents at end of period	$2,125	$2,942

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions)

(Unaudited)

	Three-months ended		Six-months ended
	June 30,		June 30,
Free Cash Flow:	2014	2013	2014	2013

Net cash provided by operating activities	$1,640	$1,679	$2,732	$2,673
Purchases of property, plant and equipment	(341)	(394)	(634)	(718)

Free Cash Flow (c)	$1,299	$1,285	$2,098	$1,955

(c)          Free cash flow and free cash flow conversion are not defined under U.S. GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the company and its ability to generate cash.

	June 30,	December 31,	June 30,
Net Debt:	2014	2013	2013

Total Debt	$6,973	$6,009	$5,946
Less: Cash and Cash Equivalents and Marketable Securities	4,213	4,790	5,794

Net Debt (d)	$2,760	$1,219	$152

(d)         The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M considers net debt to be an important measure of liquidity and of its ability to meet ongoing obligations. This measure is not defined under U.S. generally accepted accounting principles and may not be computed the same as similarly titled measures used by other companies.

	June 30,
Working Capital Index:	2014	2013

Net Working Capital Turns (e)	4.6	4.7

(e)          The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-months ended June 30, 2014
			Europe,
			Middle	Latin
	United	Asia-	East and	America/	World-
	States	Pacific	Africa	Canada	Wide
Volume — organic	3.6%	6.4%	3.6%	(2.2)%	3.5%
Price	0.9	0.2	1.2	4.9	1.3
Organic local-currency sales	4.5	6.6	4.8	2.7	4.8
Acquisitions	0.2	—	—	—	0.1
Divestitures	(0.1)	—	—	—	—
Translation	—	(0.7)	3.7	(5.8)	—
Total sales change	4.6%	5.9%	8.5%	(3.1)%	4.9%

Worldwide

Sales Change Analysis

By Business Segment

	Three-months ended June 30, 2014
	Organic
	local-				Total
	currency	Acqui-	Divest-	Trans-	sales
	sales	sitions	itures	lation	change

Industrial	4.7%	—%	—%	0.2%	4.9%
Safety and Graphics	4.7%	—%	—%	(0.6)%	4.1%
Electronics and Energy	6.4%	—%	—%	(0.2)%	6.2%
Health Care	5.1%	0.4%	—%	0.4%	5.9%
Consumer	4.2%	—%	(0.2)%	(0.3)%	3.7%

Sales Change Analysis

By Geographic Area

	Six-months ended June 30, 2014
			Europe,
			Middle	Latin
	United	Asia-	East and	America/	World-
	States	Pacific	Africa	Canada	Wide

Volume — organic	2.8%	6.4%	3.2%	(1.0)%	3.6%
Price	0.7	0.4	1.0	5.6	1.2
Organic local-currency sales	3.5	6.8	4.2	4.6	4.8
Acquisitions	0.1	—	—	—	—
Divestitures	(0.1)	—	—	—	—
Translation	—	(2.2)	2.8	(8.5)	(1.0)
Total sales change	3.5%	4.6%	7.0%	(3.9)%	3.8%

Worldwide

Sales Change Analysis

By Business Segment

	Six-months ended June 30, 2014
	Organic
	local-				Total
	currency	Acqui-	Divest-	Trans-	sales
	sales	sitions	itures	lation	change

Industrial	4.8%	—%	—%	(0.8)%	4.0%
Safety and Graphics	4.7%	—%	—%	(1.7)%	3.0%
Electronics and Energy	5.3%	—%	—%	(0.8)%	4.5%
Health Care	5.7%	0.2%	—%	(0.5)%	5.4%
Consumer	3.4%	—%	(0.2)%	(1.4)%	1.8%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2014, 3M transferred a product line between divisions within different business segments and made other changes within business segments in its continuing effort to improve the alignment of its businesses around markets and customers.

The product move between business segments was as follows:

•                  The movement of the Fire Protection product line from the Building and Commercial Services Division (Safety and Graphics business segment) to the Industrial Adhesives and Tapes Division (Industrial business segment). This product move resulted in an increase in net sales for total year 2013 of $73 million in the Industrial business segment offset by a corresponding decrease in the Safety and Graphics business segment.

In addition, other changes within business segments were as follows:

•                  The combination of certain existing divisions/departments into new divisions. Within the Electronics and Energy business segment, the new divisions include the Electrical Markets Division (which includes the former Infrastructure Protection Division), and the Electronic Solutions Division (which includes the former 3M Touch Systems, Inc.). Within the Safety and Graphics business segment, the new Commercial Solutions Division was created from the combination of the former Architectural Markets Department, the former Building and Commercial Services Division and the former Commercial Graphics Division.  None of these combinations crossed business segments.

•                  The renaming of the former Aerospace and Aircraft Maintenance Division within the Industrial business segment to the Aerospace and Commercial Transportation Division.

•                  The movement of certain product lines between various divisions within the same business segment.

Effective in the second quarter of 2014, within the Electronics and Energy business segment, 3M combined three existing divisions into two new divisions. A large portion of both the Electronics Markets Materials Division and the Electronic Solutions Division were combined to form the Electronics Materials Solutions Division, which focuses on semiconductor and electronics materials and assembly solutions. The Optical Systems Division, the remaining portion of the Electronic Solutions Division and a portion of the Electronics Markets Materials Division were combined to form the Display Materials and Systems Division, which focuses on delivering light, color and user interface solutions.

The financial information presented herein reflects, for all periods presented, the impact of these realignments. Refer to 3M’s Current Report on Form 8-K furnished on March 5, 2014, and 3M’s Current Report on Form 8-K filed on May 15, 2014, for additional information concerning the business segment realignments effective in the first quarter of 2014.

BUSINESS SEGMENT INFORMATION

NET SALES

(Millions)

	Three-months ended		Six-months ended
	June 30,		June 30,
	2014	2013	2014	2013

Industrial	$2,815	$2,683	$5,591	$5,376
Safety and Graphics	1,494	1,434	2,917	2,833
Electronics and Energy	1,422	1,340	2,733	2,617
Health Care	1,416	1,336	2,790	2,647
Consumer	1,139	1,098	2,218	2,179
Corporate and Unallocated	(1)	1	2	3
Elimination of Dual Credit	(151)	(140)	(286)	(269)

Total Company	$8,134	$7,752	$15,965	$15,386

BUSINESS SEGMENT INFORMATION

OPERATING INCOME

(Millions)

	Three-months ended		Six-months ended
	June 30,		June 30,
	2014	2013	2014	2013

Industrial	$617	$603	$1,235	$1,182
Safety and Graphics	353	328	671	660
Electronics and Energy	293	237	520	433
Health Care	434	417	861	821
Consumer	241	235	469	472
Corporate and Unallocated	(49)	(87)	(121)	(161)
Elimination of Dual Credit	(33)	(31)	(63)	(59)

Total Company	$1,856	$1,702	$3,572	$3,348

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products.  Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.  With $31 billion in sales, 3M employs 89,000 people worldwide and has operations in more than 70 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Donna Fleming Runyon
	3M		3M
	(651) 733-8206		(651) 736-7646

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000